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                                                                   EXHIBIT 10.11
                                                                   -------------
January 13, 2000


Paul F. Brauneis
43 Pickman Drive
Bedford, MA 01730

Dear Paul:

It is a distinct pleasure to offer you the position of Vice President of Finance and Chief Financial Officer at Avici Systems, Inc. In this capacity you will report to me. Your starting bi-weekly base salary will be $5,772.00, which annualized is $150,072.

You will be granted an option in the amount of 125,000 shares of Avici Common Stock. The option to purchase this stock is subject to the terms and conditions of the Corporation's Stock Incentive Plan and will be approved at the next Board of Directors meeting. The price per share will be based on the option price as of your first day of employment. The stock will vest over four years on a per monthly basis of 2.0833%.

In the event of a change of control of Avici, you will receive twelve months accelerated vesting, from the effective date of the change in control, of all options granted of Avici Common Stock.

In addition, if you are terminated without cause, or in connection with a change in control, or have a reduction in responsibility, position, or compensation, the following events will occur;

     1. Six-month accelerated vesting of all options granted of Avici Common Stock.

     2. Six-month continuation of salary and benefits to be paid out in accordance with Avici's payroll cycle.

The Company strives to offer a competitive employee benefit program. Your participation in this program will be subject to the standard eligibility requirements for all Avici employees. Avici's benefits are described in a document called "Avici's 2000 Benefits Summary for Full-Time Employees," a copy of which is enclosed. Avici's current program includes vacation (accrued 15 days) and holidays (10 days). Avici will offer three medical insurance plans to choose from, Blue Cross, Blue Shield of New England, Harvard Pilgrim HMO and Harvard Pilgrim PPO. Avici also offers a Delta Dental plan, a Fidelity 401(k) program, a pre-tax medical and dependent care program, life insurance, supplemental life insurance, short and long-term disability benefits. Please note that Avici reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport OR a driver's license AND birth certificate/social security card.

Please confirm your acceptance of this employment offer by signing one copy of this letter which will indicate your acceptance of our offer as well as your anticipated start date and return it to me. Benefits orientation will begin promptly at 9:00 a.m. on your first day of employment.
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Paul F. Brauneis
January 13, 2000
Page 2


Please understand that this offer does not constitute a contract of employment for any particular period of a guarantee of continued employment. Our relationship is one of voluntary employment, "at will". While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that Avici will retain the same right, subject to the termination provisions previously described in this letter. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Employment with Avici is subject to your signing the Invention, Non-disclosure and Non-Compete Agreement. Note that this Agreement is enclosed for your review prior to accepting this offer.

This offer expires as of the close of business on Friday, January 14, 2000. This offer supercedes all prior offers, both verbal and written.

Paul, we are very pleased by the prospect of your addition tot he Avici team and we are sure that you will play an important role in the future success of the Company.

Sincerely,



/s/ Surya Panditi
Surya Panditi
President and CEO
Avici Systems, Inc.


I have carefully reviewed this offer of employment and agree that it sets forth the entire understanding between the Company and me. I also understand that my employment at the Company is "at-will" which means that either the Company or I can terminate the employment relationship at any time, subject to the termination provisions previously described in this letter.


Accepted by:  /s/ Paul Brauneis                Date:  1/13/00
             ______________________________          ---------

Start Date:  1/24/00
            _________________

Enclosures:  2000 Benefits Summary
             Invention, Non-disclosure and Non-Compete Agreement
             I-9 Form